[Execution Version]
NON-COMPETITION AGREEMENT

This Non-Competition Agreement dated January 17, 2012 (the "Non-Competition Agreement") is by and among RCI Dining Services (Stemmons), Inc., a Texas corporation (“RCI Stemmons”), RCI Dining Services (Stemmons 2), Inc., a Texas corporation (“RCI Dining”), and Thanasi Mantas, an individual (“Mantas”).

WITNESSETH:

WHEREAS, Mantas owns 100% of the shares of common stock of Green Star, Inc., a Texas corporation (“Green Star”), and Fine Dining Club, Inc., a Texas corporation (“Fine Dining”);

WHEREAS, Green Star owns and operates an adult cabaret known as Silver City Cabaret (“Silver City”) located at 7501 N. Stemmons Freeway, Dallas, Texas 75247 (the “Silver City Premises”) pursuant to a Sexually Oriented Business license issued by the city of Dallas for 7501 N. Stemmons Freeway, Dallas, Texas;

WHEREAS, Fine Dining has a concession to provide alcohol sales and services to Green Star at the Silver City Premises;

WHEREAS, Adelphi Group Ltd., a Texas limited Partnership (“Adelphi”), owns the real properties commonly known as 7501 N. Stemmons Freeway, Dallas, Texas 75247 and 7600 John West Carpenter Freeway, Dallas, Texas 75247, and the improvements, including building and fixtures, located on the properties (collectively, the “Adelphi Real Property”) where Silver City is located;

WHEREAS, PNYX Limited Partnership, a Texas limited partnership (“PNYX”), owns the real property commonly known as 7506 John West Carpenter Freeway, Dallas, Texas 75247, and the improvements, including building and fixtures, located on the properties (collectively, the “PNYX Real Property”);

WHEREAS, RCI Stemmons, RCI Dining, Mantas, Green Star, Fine Dining, Adelphi, PNYX and RCI Holdings, Inc., a Texas corporation (“RCI Holdings”), entered into a Stock Purchase Agreement on January __, 2012 (the “Stock Purchase Agreement”) whereby at closing of the agreement, Mantas will sell his shares of common stock of Green Star to RCI Stemmons and his shares of common stock of Fine Dining to RCI Dining; all on the terms and conditions set forth therein;

WHEREAS, in connection with the Stock Purchase Agreement, at closing (i) Adelphi will sell the Adelphi Real Property to RCI Holdings, an affiliate of RCI Stemmons and RCI Dining, free and clear of all liens, claims or encumbrances, save and except Adelphi’s lien, and (ii) PNYX will sell the PNYX Real Property to RCI Holdings, free and clear of all liens, claims or encumbrances, save and except PNYX’s lien;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, RCI Stemmons and RCI Dining have agreed to pay Mantas consideration in the form of promissory notes, as more fully described in the Stock Purchase Agreement;

WHEREAS, Mantas will benefit from the transactions contemplated by the Stock Purchase Agreement, and Mantas has agreed that his receipt of such consideration, in addition to other good and valuable consideration he receives in connection with such transactions, constitutes valid consideration for his entry into this Non-Competition Agreement;

WHEREAS, RCI Stemmons and RCI Dining require that Mantas enter into this Non-Competition Agreement as a condition to closing of the Stock Purchase Agreement;

WHEREAS, to induce RCI Stemmons and RCI Dining to enter into the Stock Purchase Agreement and to complete the transactions contemplated thereby, Mantas has agreed to enter into this Non-Competition Agreement, contemporaneous with closing of the Stock Purchase Agreement; and

NOW, THEREFORE, in consideration of the premises, the closing of the Stock Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Covenants.     For a period of five (5) years from the date of execution hereof (such five year period being referred to herein as the “Restricted Period”), Mantas will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, investor, owner or in any other individual or representative capacity, whether for compensation or not:

(a)
Own, or have any rights of conversion to own, or share in the earnings of, carry on, manage, operate, control, be engaged in, render services to or solicit customers for any business engaged in the operation of an establishment featuring live female nude or semi-nude entertainment, whether serving alcoholic beverages or not, within Dallas County and all contiguous counties thereto, but excluding the property located at 1449 Inwood Road, Dallas, Texas 75247, (the “Prohibited Area”); or

(b)
Solicit or induce, or attempt to solicit or induce, from Silver City, RCI Stemmons, RCI Dining, Green Star, Fine Dining, or any of their subsidiaries, parents, or affiliates within the Prohibited Area (collectively, the “Rick’s Parties”), any employee, independent contractor, or agent or consultant of the Rick’s Parties to leave his or her employment or terminate his or her agreement or relationship with any of the Rick’s Parties.

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2.           Mantas’ Acknowledgments and Agreements.  Mantas acknowledges and agrees that:

(a)
He has received consideration in the form of promissory notes pursuant to the Stock Purchase Agreement and that his receipt of such consideration, in addition to other good and valuable consideration he receives in connection with the transactions contemplated by the Stock Purchase Agreement, constitutes valid consideration to him for his entry into this Non-Competition Agreement;

(b)
Due to the nature of the Rick’s Parties’ business, the foregoing covenants place no greater restraint upon Mantas than is reasonably necessary to protect the business and goodwill of the Rick’s Parties;

(c)	These covenants protect a legitimate interest of the Rick’s Parties and do not serve solely to limit the future competition of the Rick’s Parties;

(d)	This Non-Competition Agreement is not an invalid or unreasonable restraint of trade;

(e)	A breach of these covenants by Mantas would cause irreparable damage to the Rick’s Parties;

(f)	These covenants will not preclude Mantas from obtaining reasonable business relationships or becoming gainfully employed following the closing of the Stock Purchase Agreement;

(g)
These covenants are reasonable in scope and are reasonably necessary to protect the business and goodwill and valuable and extensive trade which the Rick’s Parties have established through their own expense and effort;

(h)	The signing of this Non-Competition Agreement is necessary as part of the consummation of the transactions contemplated by the Stock Purchase Agreement previously discussed; and

(i)
Mantas has carefully read and considered all provisions of this Non-Competition Agreement and that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of the Rick’s Parties.

3.           Remedies, Injunction.  In the event of Mantas’ actual breach of any provisions of this Non-Competition Agreement, Mantas agrees that the Rick’s Parties shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction restraining and enjoining Mantas from violating the provisions herein.  Nothing in this Non-Competition Agreement shall be construed to prohibit any of the Rick’s Parties from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Mantas.  Mantas further agrees that, for the purpose of any such injunction proceeding, it shall be presumed that the Rick’s Parties’ legal remedies would be inadequate and that the Rick’s Parties would suffer irreparable harm as a result of Mantas’ violation of the provisions of this Non-Competition Agreement.

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4.           As more fully described in the Stock Purchase Agreement, Mantas will receive a promissory note from RCI Stemmons (defined as the “Green Star Note” in the Stock Purchase Agreement) and as promissory note from RCI Dining (defined as the “Fine Dining Note” in the Stock Purchase Agreement), and Adelphi and PNYX will each receive a promissory note from RCI Holdings (defined as the “Adelphi Promissory Note” and the “PNYX Promissory Note,” respectively, in the Stock Purchase Agreement).  The Green Star Note, the Fine Dining Note, the Adelphi Promissory Note and the PNYX Promissory Note are collectively referred to herein as the “Promissory Notes.”  Should an uncured event of default occur under any of the Promissory Notes and the holder(s) of any of the Promissory Notes seeks to enforce its security interest by filing notice and posting to initiate foreclosure of the liens securing any of the Promissory Notes, then the provisions of this Non-Compete Agreement shall no longer be in effect to the extent same would be inconsistent with Mantas’ rights to own, recover or otherwise operate Green Star, Fine Dining, Silver City and/or their successors or with Mantas’ right to own, occupy and/or control the Adelphi Real Property and/or PNYX Real Property.  In the event that the holder of any of the Promissory Notes does not foreclose and take possession of the underlying assets and a resolution is reached whereby the Promissory Note in question is reinstated, then this Non-Competition Agreement shall likewise be reinstated as if it had been in effect from the date of execution hereof.

5.           Severability.  In the event that any of the provisions of this Non-Competition Agreement are held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Non-Competition Agreement.  In the event that any provision relating to the time period or scope of a restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of the restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period or the applicable scope of the restriction.  Mantas further agrees that such covenants and/or any portion thereof are severable, separate and independent, and should any specific restriction or the application thereof, to any person, firm, corporation, or situation be held to be invalid, that holding shall not affect the remainder of such provisions or covenants.

6.           General Provisions.

(a)
Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

If to RCI Stemmons,	RCI Dining Services (Stemmons), Inc.
RCI Dining,	RCI Dining Services (Stemmons 2), Inc.

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Green Star, or	RCI Entertainment (Dining), Inc.
Fine Dining:	Green Star, Inc.
Fine Dining Club, Inc.
Attn: Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

If to Mantas:	Thanasi Mantas
7203 John Carpenter Freeway
Dallas, Texas 75247

with a copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

(b)
Law Governing Non-Competition Agreement and Venue.  This Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Non-Competition Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

(c)
Contract Terms to be Exclusive.  This Non-Competition Agreement contains the sole and entire agreement between the parties and shall supersede any and all other agreements between the parties with respect to Mantas’ agreement not to compete with the Rick’s Parties.

(d)
Waiver or Modification Ineffective Unless in Writing.  It is further agreed that no waiver or modification of this Non-Competition Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by each of the parties hereto and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding or litigation between the parties hereto arising out of or affecting this Non-Competition Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed by each of the parties hereto.

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(e)
Assignment.  The rights and benefits of the Rick’s Parties under this Non-Competition Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Rick’s Parties.  The rights of Mantas hereunder are personal and nontransferable except that the rights and benefits hereof shall inure to the benefit of the heirs, executors and legal representatives of Mantas.

(f)	Binding Effect. Except as otherwise provided herein, this Non-Competition Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(g)
Execution.  This Non-Competition Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

IN WITNESS WHEREOF, this Non-Competition Agreement has been executed as of January 17, 2012.

RCI DINING SERVICES (STEMMONS), INC.

/s/ Eric Langan
By: Eric Langan, President

RCI DINING SERVICES (STEMMONS 2), INC.

/s/ Eric Langan
By: Eric Langan, President

/s/ Thanasi Mantas
Thanasi Mantas, Individually

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